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                                                                    EXHIBIT 99.1

Return Assured Incorporated and Internet Business's International, Inc. Announce Signature of Definitive Merger Agreement

LOS ANGELES, June 5 -- Return Assured Incorporated (NASDAQ: RTRN) and Internet Business's International, Inc. (OTCBB:IBUI) announced today that they have signed a definitive Merger Agreement for Return Assured Incorporated ("Return Assured") to combine with Internet Business's International, Inc. ("IBUI") based in Las Vegas, Nevada.

The proposed transaction will be accomplished through a reverse triangular merger that will result in the current shareholders of IBUI owning approximately 90% of the total outstanding shares of the combined companies on a fully diluted basis.

The merger is still subject to the approval of regulatory agencies and the shareholders of each company.

IBUI and Return Assured are both working diligently on the preparation of the form of proxy that will be mailed to our shareholders. The form of proxy will outline the proposed transaction and constitute the basis for a shareholder vote on the proposed transaction. Proxies should be mailed to shareholders within the next 30 days.

Both companies are enthusiastic about the combination of the two companies and are optimistic that the transaction will be approved by shareholders.

About Internet Business's Internet, Inc.

IBUI is a broad-based Internet company that generates revenue from the Internet through the products and services that it provides.

IBUI, through its four divisions, offers the following online services: ASP, B2B, B2C, e-commerce, online lending and leasing, a national Internet Service Provider that offers Web hosting and design through dial-up Internet access, high-speed Internet access through DSL (in the Western United States), and wireless Internet which currently offers service in Las Vegas and Woodland, Calif.

With eight offices in the United States and one in Europe, IBUI has more than 120 employees. For more information on IBUI please visit the company's web site at http://www.IBUI.net or call Albert Reda at (877) 541-9106.


About Return Assured Incorporated

Strategically partnering with Lloyd's of London (http://www.lloyds.com) and IBM (http://www.ibm.com), Return Assured has developed a proprietary B2C and B2B value-added "Return Seal of Approval" for the electronic retail community that vets retailers with high standards and then indemnifies the consumer with a "no-hassle" guarantee in support of that particular retailer's return and customer service policy. For more information on Return Assured and its exclusive "Return Seal of Approval," please visit the company's web site at http://www.returnassured.com or call Matt Sebal at (877) 807-4664

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This news release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation and approvals, and the completion of the proposed transaction. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, Return Assured or Internet Business's International, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, Return Assured and Internet Business's International disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. The information contained on any web site referenced in this press release is not a part of this press release.